                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 17, 2002


                           Champion Enterprises, Inc.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Michigan
                  ---------------------------------------------
                  State or other jurisdiction of incorporation



            1-9751                            38-2743168
     ----------------------        --------------------------------
     Commission File Number        IRS Employer Identification No.


     2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326
     -------------------------------------------------------------
    (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code:  (248) 340-9090

Item 5.  Other Events.

         The following press release was issued by the Registrant on April 17, 2002. The format of the financial statements have been slightly modified from those included in the press release to comply with certain Securities and Exchange Commission rules.


                           CHAMPION ENTERPRISES, INC.
                          REPORTS FIRST QUARTER RESULTS

         Auburn Hills, Mich., April 17, 2002--Champion Enterprises, Inc. (NYSE:
CHB), the nation's leading housing manufacturer, today reported results for its first quarter ended March 30, 2002. For the three month period, Champion had a net loss of $12 million, or $0.25 per diluted share, on net sales of $306 million. In the comparable quarter a year ago, the company reported a net loss of $26 million, or $0.55 per diluted share, on net sales of $326 million. The prior year included pretax non-cash fixed asset impairment charges of $5.5 million ($3.4 million after tax or $0.07 per diluted share), other retail closing costs of $2.2 million ($1.4 million after tax or $0.03 per diluted share) and goodwill amortization expense of $2.9 million ($2.2 million after tax or $0.05 per diluted share).

         Despite the 6% decline in net sales, gross margin as a percent of net sales improved to 14.5% from 13.7% in the prior year due to higher average home selling prices, improved cost structure and manufacturing efficiencies. Selling, general and administrative expenses decreased 21% as a result of operating fewer sales centers, elimination of goodwill amortization expense, retail closing costs in the prior year, reduced wholesale repurchase losses and less marketing costs. As a percent of net sales, the company's operating loss improved by 617 basis points for the quarter.

         Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "We are encouraged that our ongoing programs to lower breakeven points have resulted in improved margins on reduced sales. Our results this quarter were hurt by lower sales volume due to seasonality and the retail time delay for the shift to real estate mortgages, particularly as a result of Texas legislation. When a real estate mortgage is used, 60 days or more are added to our selling process."

Operations

Manufacturing - For the three month period, wholesale revenues rose 2% to $267 million from $261 million one year earlier and segment income improved to $1.3 million from a loss of $10.5 million in the first quarter of 2001. Losses related to retailer defaults dropped to $250,000 in the first quarter of 2002 from $2 million in the comparable quarter a year earlier. The number of independent retail locations that are part of the company's Champion Home Center distribution network increased to 546 locations currently from 438 a year ago and 522 at the beginning of the year. Champion's incoming order rate in this year's first quarter dropped approximately 5% year-over-year, resulting in unfilled wholesale orders of $13 million at quarter end for the 47 plants operated. This amount compares to $19 million at 51 plants a year earlier. During the quarter, two small manufacturing facilities were idled.

Retail - Year-over-year retail revenues dropped 26% for the quarter and the retail loss was reduced to $8.1 million from $14.8 million a year ago. Champion currently has 214 company-owned stores compared to 230 locations at the end of March 2001. The average selling price of new homes sold by company stores rose 11% from the first quarter of 2001. Inventory at company-owned retailers averaged 14 new homes per location, down from 18 homes a year ago.

Finance Company and Capital Structure Update

         As previously announced, Champion has entered into an agreement to acquire the manufactured housing loan origination business of CIT Group Inc. for approximately $5 million. Champion expects to complete this acquisition within a week and to operate its loan origination business through its wholly owned subsidiary, HomePride Finance Corp. In connection with this transaction, Champion expects to close on a $150 million warehouse facility to support HomePride's finance operations. Also, this Friday the company plans to terminate its bank revolving credit facility and cash collateralize $35 million in letters of credit. On April 2, 2002 Champion completed a $25 million private placement of convertible preferred stock with Fletcher International, Inc.

Industry Update

         In the first two months of 2002, year-over-year industry shipments rose 8.5%. For 2002 the company estimates industry wholesale shipments of 200,000 homes, up 4% from 2001 levels, and industry retail sales of 208,000 new homes, down 2% from 2001 levels. Using these estimates industry new home inventory is expected to drop by 8,000 homes this year. Champion estimates that industry repossessions will be 90,000 homes in 2002, which will be flat with 2001 levels and begin to trend down next year. The company estimates that cash and real estate mortgages now represent 60% of industry funding.

Outlook

         Young concluded, "We are excited to be starting up our loan origination operations within the next few weeks, particularly seeing the market share gains realized by some of the vertically integrated manufactured housing companies having consumer credit availability during these times. Through HomePride we will be generating loans for customers at our company-owned stores and select independents. Overall we still expect to be at about breakeven this year. Although our finance platform, which will account for its structured securitizations using the portfolio method of accounting, is expected to lose money in 2002, it should be profitable next year as well as drive improvements at our retail and manufacturing operations."

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 47 homebuilding facilities in 16 states and two Canadian provinces and 214 retail locations in 27 states. Independent retailers, including 546 Champion Home Center locations, and approximately 400 builders and developers also sell Champion-built homes. Further information can be found at the company's website, www.championhomes.net.

         This news release contains certain statements, including statements regarding the proposed completion of the CIT acquisition and related capital structure transactions, industry financing, real estate loans, wholesale shipments, repossessions and retail sales estimates and lending availability, forecasts of expected results, future cash flows and liquidity, and growth opportunities that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K and other SEC filings, and those discussions regarding risk factors are incorporated herein by reference.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

                                                                 Three Months Ended
                                                          -------------------------------
                                                            March 30,           March 31,               %
                                                              2002                2001               Change
                                                          ------------        -----------          ----------
Net sales:
Manufacturing                                             $ 266,652           $ 260,510                   2%
Retail                                                       80,125             108,402                 (26%)
Less:  intercompany                                         (40,400)            (42,600)
                                                          ------------        -----------
Total net sales                                             306,377             326,312                  (6%)

Cost of sales                                               261,868             281,504                  (7%)
                                                          ------------        -----------

Gross margin                                                 44,509              44,808                  (1%)

Selling, general and administrative expenses (1)             58,238              74,063                 (21%)
                                                          ------------        -----------

Operating loss before impairment charges                    (13,729)            (29,255)                 53%

Fixed asset impairment charges (1)                             --                (5,500)                100%
                                                          ------------        -----------

Operating loss (2)                                          (13,729)            (34,755)                 60%

Interest expense, net                                         4,817               6,428                 (25%)
                                                          ------------        -----------

Loss before income taxes                                    (18,546)            (41,183)                 55%

Income tax benefits (3)                                      (6,700)            (15,100)
                                                          ------------        -----------

Net loss                                                    (11,846)            (26,083)                 55%

Less: dividend on preferred stock                               250                --
                                                          ------------        -----------
Loss available to common shareholders                     $ (12,096)          $ (26,083)                 54%
                                                          ============        ===========


Basic and diluted loss per share                          $   (0.25)          $   (0.55)                 55%
                                                          ============        ===========

Weighted shares for basic and diluted EPS                    48,506              47,496
                                                          ============        ===========



See accompanying Notes to Financial Information.


                                     (more)

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION

                                                         Three Months Ended
                                                  -------------------------------
                                                   March 30,          March 31,              %
                                                     2002               2001               Change
                                                  -----------       -------------        ----------
MANUFACTURING

Homes sold                                           7,745              8,210                 (6%)
    Less:  intercompany                              1,092              1,239                (12%)
Homes sold to
    independent retailers/builders                   6,653              6,971                 (5%)

Floors sold                                         14,435             14,696                 (2%)

Multi-section mix                                       82%                76%

Average home price                                $ 33,100           $ 30,500                  9%

Manufacturing facilities at period end                  47                 51                 (8%)


RETAIL

Homes sold
    New homes                                        1,194              1,824                (35%)
    Pre-owned homes                                    347                513                (32%)
    Total homes sold                                 1,541              2,337                (34%)

% Champion-produced new homes sold                      94%                84%

New multi-section mix                                   79%                69%

Average new home price                            $ 61,600           $ 55,500                 11%

Average number of new homes in inventory
    per sales center at period end                      14                 18                (22%)

Sales centers at period end                            214                230                 (7%)


CONSOLIDATED (in thousands)

Contingent repurchase obligations                 $310,000           $360,000                (14%)
Champion-produced field inventories               $631,000           $713,000                (12%)
Shares issued and outstanding                       48,706             47,544                  2%
Depreciation expense                              $  5,859           $  6,457                 (9%)

See accompanying Notes to Financial Information.


                                     (more)

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

                                                  March 30,                 Dec. 29,              March 31,
ASSETS                                              2002                      2001                 2001
                                                  ---------               ----------             ----------
Cash and cash equivalents                          $ 25,280               $ 69,456               $ 19,029
Accounts receivable, trade                           42,472                 27,507                 50,579
Inventories                                         174,339                172,276                211,607
Deferred taxes and other                             90,204                 76,385                 89,900
                                                   --------               --------               --------
        Total current assets                        332,295                345,624                371,115
                                                   --------               --------               --------
Property and equipment, net                         172,836                177,430                193,760
Goodwill, net                                       258,964                258,967                271,061
Deferred taxes and other assets                      76,603                 76,131                 80,726
                                                   --------               --------               --------
                                                   $840,698               $858,152               $916,662
                                                   ========               ========               ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Floor plan payable                                 $ 63,713               $ 70,919               $102,923
Accounts payable                                     59,648                 47,559                 62,588
Other accrued liabilities                           164,130                174,036                180,678
                                                   --------               --------               --------
        Total current liabilities                   287,491                292,514                346,189
                                                   --------               --------               --------
Long-term debt                                      224,858                224,926                225,496
Notes payable to bank                                  --                     --                    5,000
Other long-term liabilities                          45,697                 48,678                 68,656
Convertible preferred stock                          20,000                 20,000                   --
Shareholders' equity                                262,652                272,034                271,321
                                                   --------               --------               --------
                                                   $840,698               $858,152               $916,662
                                                   ========               ========               ========

See accompanying Notes to Financial Information.


CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION

(1) For the quarter ended March 31, 2001, costs related to closed operations included $2.2 million ($1.4 million after tax) in selling, general and administrative expenses for lease termination and other costs and $5.5 million ($3.4 million after tax) for non-cash fixed asset impairment charges.

(2) Segment EBITA consists of earnings (loss) before interest, taxes and goodwill amortization, and includes fixed asset impairment charges and other costs related to closed operations. A reconciliation of operating income (loss) follows (dollars in thousands):


                                                                % of                           % of
                                               March 30,       Related        March 31,       Related           %
Three months ended:                              2002           Sales           2001           Sales          Change
                                            ---------------- ------------  ---------------- ------------  ---------------
Manufacturing EBITA (loss)                          $ 1,303         0.5%         $ (10,456)       -4.0%        112%
Retail EBITA (loss)                                  (8,078)      -10.1%           (14,838)      -13.7%        46%
General corporate expenses                           (6,954)                        (6,582)                    (6%)
Goodwill amortization                                     -                         (2,879)
                                                 -----------                   -------------
   Operating loss                                 $ (13,729)       -4.5%         $ (34,755)      -10.7%        60%
                                                 ===========                   =============

(3) The difference between taxes at the 35% federal statutory rate and taxes provided is due to state income taxes and nondeductible items, primarily goodwill.

                                      *****

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CHAMPION ENTERPRISES, INC.



                                   /S/ ANTHONY S. CLEBERG
                                   ----------------------
                                   Anthony S. Cleberg
                                   Executive Vice President and
                                   Chief Financial Officer



April 17, 2002